Exhibit 99.1
FOR IMMEDIATE RELEASE
---------------------

Contact:   Kenneth K. Rieth, CEO; Peter C. Canepa, CFO
           Riviera Tool Company,  616.698.2100
           or
           Investor inquiries:  Jeff Lambert, 616.233.0500

             RIVIERA TOOL APPOINTS DAN ENGELS TO BOARD OF DIRECTORS

GRAND RAPIDS, MICHIGAN, January 19, 2005 - Riviera Tool Co. (AMEX: RTC) today announced that J. Dann Engels has been appointed to its board of directors.

Engels, founder and director of Global Rush, international automotive parts and tooling sourcing strategist, Optiprise, a lean manufacturing consulting business, and ISC Software, a materials handling software developer. Engels will serve as a director on the board, including the audit and compensation committees.

"We are extremely pleased and gratified to add a director with the skill and expertise of Dan Engels to our board of directors," said Kenneth K. Rieth, president and chief executive officer of Riviera Tool. "Dan brings an incredible breadth of global automotive sourcing knowledge and experience to our Board. This is critical as we continue to develop Riviera as a global supplier."

Mr. Engels holds a Bachelor degree in Letters and Engineering from Calvin College and a Bachelor degree in Industrial and Operations Engineering from the University of Michigan. In addition, he holds Masters Degrees in both Mechanical Engineering and Industrial and Operations Engineering from the University of Michigan.

He is a registered professional engineer in the State of Michigan. In 1996, he received the University Alumni Society Merit Award from the University of Michigan College of Engineering Department of Industrial and Operations Engineering.

ABOUT RIVIERA TOOL Riviera Tool Co. (www.rivieratool.com) designs, develops and manufactures large-scale, custom metal stamping die systems used in the high-speed production of sheet metal parts and assemblies for the global automotive industry. A majority of Riviera's sales are to Mercedes Benz, BMW, Nissan, DaimlerChrysler, General Motors Corp., Ford Motor Co. and their Tier One suppliers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological.

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